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Exhibit 21.1

Exhibit 21.1—List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
Q2 Software, Inc.	Delaware
Centrix Solutions, Inc.	Nebraska

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  Exhibit 21.1
Exhibit 21.1—List of Subsidiaries of the Registrant